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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                             Current Report pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of report (Date of earliest event reported) December 9, 2002


                            VOICEFLASH NETWORKS, INC.
                         D/B/A THE DATAFLASH CORPORATION
             (Exact name of registrant as specified in its charter)


                                     Florida
                 (State or other jurisdiction of incorporation)


                0-24283                              65-0623427
       (Commission file number)         (I.R.S. Employer Identification No.)

            6401 Congress Avenue Suite 250, Boca Raton, Florida 33149
               (Address of principal executive offices)   (Zip code)


                                 (561) 994-3223
              (Registrant's telephone number, including area code)

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Item 5    Other Events

VoiceFlash Networks, Inc.'s wholly owned subsidiary, United Capturdyne Technologies, Inc. ("UCT"), has historically operated an ACH transaction processing business. Until recently, Lawrence Cohen ("Mr. Cohen") and Max Jeffrey Korbin ("Mr. Korbin") served as the sole directors of UCT. Until recently, Mr. Korbin also served as the Chief Executive Officer and Chief Compliance Officer of UCT. Mr. Jack Stone ("Mr. Stone") has served as UCT's Chief Operating Officer since June 2001.

The Company's primary source of revenue in the year ended July 31, 2002 was fees generated by UCT for processing payments through the automated clearing house network (the "ACH Network"). UCT has historically had agreements with various financial institutions that have provided UCT access to the ACH Network ("ACH Network Supply Agreements"). Since September 2002 , UCT has also entered into agreements with certain third policies ("ACH Servicers") that have provided UCT access to the ACH Network ("ACH Network Servicer Supply Agreements").

From and including September 2002 to November, 2002, UCT was informed that four of its ACH Network Supply Agreements and ACH Network Servicer Supply Agreements (collectively, "Supply Agreements") would be terminated. Three of the four terminations occurred since the filing of the Company's Form 10-KSB for the year ended July 31, 2002. As a result of UCT's sudden loss of Supply Agreements, an internal investigation was initiated on or about October 29, 2002 by the executive officers of VoiceFlash Networks, Inc. (the "Company"). The board of directors of UCT has been determined that UCT business practices have contributed to the loss of the four Supply Agreements and the board of directors of UCT placed the former chief executive officer of UCT, Jeff Korbin, on suspension effective December 9, 2002. The Company has also recently replaced all of the former directors of UCT's (Mr. Cohen and Mr. Korbin) with four new directors, Robert Kaufman, Tom Teper, Dr. Steven Serle and Dr. Mark Brody.

After further investigation, the board of directors of UCT terminated the employment of Mr. Korbin for cause.

UCT has also made the decision to at least temporarily cease doing business with over 120 clients that accounted for over 90 percent of the Company's consolidated revenue in the quarter ended October 31, 2002. It is also projected that UCT will suffer at least a $1.3 million loss on the termination of clients for whom UCT does not have sufficient cash reserves to cover the client's projected ACH charge-backs, unfilled order claims and other expense items. UCT's actual losses may be higher.

One of UCT's former ACH Servicers is believed to be improperly retaining over $ 800,000 of UCT's and UCT's clients funds.

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UCT is currently processing ACH transactions with one ACH Servicer. However, there can be no assurances that UCT will continue to process ACH transactions in the near future. UCT can not predict at this time what percentage, if any, of its clients will be retained in the future.

Because of the material losses to be suffered in connection with client terminations and the $ 800,000 of improperly withheld funds by an ACH Service Provider, the Company has suffered a significant and adverse impact on liquidity. The Company has been forced to suspend certain payments to its clients, vendors and creditors, resulting in business interruptions to the Company and the Company's clients. These events have negatively impacted the Company's ability to continue as a going concern.

The Company has been notified that the Securities and Exchange Commission (the "SEC") is conducting an informal inquiry with respect to the Company. The Company is cooperating fully with the SEC and the Company's audit committee has commenced an internal review of the circumstances that apparently are the focus of the SEC informal inquiry.

On December 16, 2002, the Company filed a Notification of Late Filing on Form 12b-25 relating to its Quarterly Report on Form 10-QSB for the quarter ended October 31, 2002. The Company has been unable to file its Form 10-QSB within 5 calendar days of the prescribed due date since the Company has encountered unanticipated difficulties in completing its financial statements. Management is working diligently to complete the Form 10-QSB for filing with the SEC as soon as reasonably practicable.

Because of its failure to timely file its Form 10-QSB, the Company does not meet the "adequate current public information" requirement contained in Rule 144(c) promulgated under the Securities Act of 1933, as amended, and the Company's shareholders may not to rely on Rule 144 for the resale of shares of common stock at least until the Company files the Form 10-QSB.

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 27, 2002


                                            VOICEFLASH NETWORKS, INC


                                               /s/ Robert Kaufman
                                               -------------------------
                                               Robert J. Kaufman
                                               Chief Executive Officer


                                               /s/ Thomas C. Teper
                                               -------------------------
                                               Thomas C. Teper
                                               Chief  Financial Officer